Exhibit 5.1
January 20, 2012

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214-1883

Re:	Community Bank System, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Community Bank System, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register an indeterminate amount of its common stock, $1.00 par value per share (the “Common Stock”).

As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.  In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers of the Company.

Based upon the foregoing, it is our opinion that the Common Stock has been duly authorized, and when the Registration Statement becomes effective under the Securities Act and the terms of the Common Stock and their issuance and sale have been duly established in conformity with the Company’s certificate of incorporation and the Common Stock has been duly issued and sold as contemplated by the Registration Statement, and if all of the foregoing actions are taken so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Stock will be validly issued, fully paid and non-assessable.

We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware.  This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws or any other matters that may come to our attention after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of Securities” in the prospectus forming a part of the Registration Statement.  In giving such consent we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

/s/ Bond, Schoeneck & King, PLLC